Exhibit 10.5

RESTRUCTURING BONUS AGREEMENT

This RESTRUCTURING BONUS AGREEMENT (“Agreement”), dated as of March 31, 2003, is by and between Elgar Holdings, Inc., a Delaware corporation (“Holdings”), and Joseph Budano (“Executive”).

RECITALS

WHEREAS, Holdings is contemplating a financial restructuring that will involve exchanging up to $90 million of its Senior Notes due 2008 for a combination of new senior notes, preferred stock and common stock (the “Restructuring”), in order to reduce its annualized cash interest expense; and

WHEREAS, Holdings desires to incentivize Executive to use his reasonable best efforts to facilitate the Restructuring by paying him a restructuring bonus, as described herein, if the Restructuring is completed.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Restructuring Bonus.  If the Restructuring is completed on or prior to August 2, 2003, Executive shall be entitled to receive $135,000 (the “Restructuring Bonus”), payable as follows:  Executive shall be entitled to receive $22,500 during the month the Restructuring is completed, and shall be entitled to receive an additional $22,500 in each of the five successive months.  All compensation paid to Executive under this Agreement shall be subject to customary withholding and employment taxes as required by federal and state law, and shall be paid in accordance with Holdings’ standard payroll procedures.  If there is a question as to whether the Restructuring has been completed so as to give rise to the Restructuring Bonus, the good faith determination of the Board of Directors of Holdings will be conclusive.

2.             Successors and Assigns.  The rights and obligations of Holdings under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Holdings.  Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

3.             Governing Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Delaware.

4.             Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

5.             Counterparts.  This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, Holdings has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above written.

ELGAR HOLDINGS, INC.

By:	/s/ Donald Glickman
Donald Glickman Chairman of the Board and Vice President

/s/ Joseph Budano
Joseph Budano